Appendix 99.1

BioAmber Announces Year End Operational and Financial Results for 2015

Montreal, Canada, March 14, 2016. BioAmber Inc. (NYSE: BIOA), a leader in renewable materials announced operational and financial results for the three months and year ended December 31, 2015.  The highlights included:

•	Sales of bio-succinic acid in the fourth quarter were $1.1 million, including initial shipments to PTTMCC Biochem, an important off-taker requiring high purity succinic acid to make bioplastic;
•	Over 100 companies tested and qualified the bio-succinic acid produced in Sarnia;
•	After the quarter, Mitsui & Co. invested $CDN25 million in the Sarnia joint venture, increasing its equity stake from 30% to 40% and committing to play a bigger role in commercialization.

“We made excellent progress in Sarnia during the fourth quarter.  Fermentation continued to perform very well and purification improved steadily over the quarter as we spent more time operating the equipment, made minor modifications to the process and our operators gained experience.  We encountered typical problems expected during a start-up, but we were successful in producing quality product at a competitive cost, and initiating customer sales” said Jean-Francois Huc, BioAmber’s Chief Executive Officer.  “Mitsui & Co.’s recent investment in Sarnia strengthens our balance sheet and is a strong endorsement from a leading global player that is very active in the renewables sector and has intimate knowledge of the Sarnia plant,” he added.

Operational Highlights

•	Sarnia continued to see excellent fermentation performance, with the biotechnology consistently and robustly producing above the performance targets set for 2015;
•	The purification process made steady improvement during the fourth quarter, with uptime, recovery yields and variable costs all showing positive trends;
•	Over 100 companies have qualified the bio-succinic acid produced in Sarnia and more than 100 additional companies are currently at various stages of assessment and qualification;
•	The average selling price for Q4 2015 was above the $2,000 / MT guidance, despite low oil prices;
•	As of year-end, the Company had never had a lost-time injury, representing 1.1 million hours worked without a lost-time injury since the first employee was hired in Sarnia in August 2012;
•	After the end of the quarter, the Sarnia facility obtained several important quality management certifications, including ISO 9001, ISO 14001, OHSAS 18001 and FSSC 22000.

Financial Highlights

•	In December 2015 the Company reimbursed $12.5 million of corporate debt that it has with Tennenbaum Capital Partners to remove a restriction it had on the use of $15 million of cash;
•	Cash on hand was $7.0 million as of December 31, 2015;
•	In January 2016 the Company raised $11.8 million in net proceeds from a public equity offering;
•	After year-end Mitsui invested $CDN25 million (US$18.8 million) in the Sarnia joint venture.

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Full Year 2015 Financial Results

Revenues for the year ended December 31, 2015 increased to $2.2 million from $1.5 million last year.  This included sales of $1.1 million in the fourth quarter of 2015.  Average selling prices declined from 2014 as customers obtained lower pricing for production coming out of the Sarnia facility.

Gross loss for the year ended December 31, 2015 decreased to $441,000 from $4.5 million last year. This was due to a reduction in the cost of goods sold, driven by lower costs for product made in Sarnia as compared to the cost of product made in the French demo plant, the inventory write down taken in 2014 and the toll-manufacturing fixed costs, which did not occur in 2015.

Research and development expenses for the year ended December 31, 2015 increased to $20.3 million from $15.2 million last year.  This was driven primarily by an increase in expenses related to the commissioning and start-up of the Sarnia plant, partially offset by a reduction in BDO related expenses now being performed by Davy and capitalized, and a reduction in stock-based compensation expense due to cancellations from 2014.

Sales and marketing expenses for the year ended December 31, 2015 decreased to $4.0 million from $4.5 million last year.

General and administrative expenses for the year ended December 31, 2015 decreased to $10.6 million from $10.7 million last year. This was primarily due to Canadian dollar depreciation against the U.S. Dollar from 2014 to 2015 and stock-options cancellation from 2014, partially offset by financing costs.

For the year ended December 31, 2015, the company recorded a non-cash impairment charge of $1.1 million following the termination of our license agreement with DuPont.

Depreciation of property and equipment and amortization of intangible assets expense increased to $1.1 million for the year ended December 31, 2015 from $260,000 for the same period last year. This increase was due to the depreciation of the Sarnia facility assets following the beginning of production in the fourth quarter of 2015.

For the year ended December 31, 2015, the Company incurred a net financial charge of $1.6 million as compared to a charge of $11.8 million last year.  The net financial charge for the year was the result of interest expense on long-term loans, including accretion for the end of term charge on the Company’s long-term loan from Tennenbaum Capital Partners, in the amount of $3.6 million. The net financial charge was partially offset by a $2.3 million non-cash gain related to changes in the fair market value of the warrants issued in connection with the Company’s initial public offering (IPO Warrants) and warrants issued in 2009 and 2011 (Legacy Warrants).

Foreign exchange loss for the year ended December 31, 2015 increased to $1.0 million from $151,000 last year. This was driven by the weaker Canadian dollar versus the US dollar, which negatively impacted the value of cash balances held in Canadian dollars.

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The Company recorded a net loss attributable to BioAmber Inc. shareholders of $37.2 million, or a loss of $1.52 per share for the year ended December 31, 2015, compared to a net loss of $46.5 million, or a loss of $2.32 per share last year.

The Adjusted Net Loss Attributable to BioAmber Inc. Shareholders for the year ended December 31, 2015 was $38.0 million, or a loss of $1.55 per share, compared to an Adjusted Net Loss Attributable to BioAmber Inc. Shareholders of $34.7 million, or a loss of $1.74 per share in 2014.  Adjusted Net Loss Attributable to BioAmber Inc. Shareholders is a non-GAAP financial metric that excludes, for the year ended December 31, 2015, the impact of the change in fair value of the IPO and Legacy Warrants, the intangible asset impairment and the non-cash inventory reserve.  The Adjusted Net Loss Attributable to BioAmber Inc. Shareholders for the year ended December 31, 2014 excludes the impact of the change in the fair value of the IPO and Legacy Warrants the non-cash inventory reserve expense, the non-cash gain resulting from debt extinguishment, and the non-cash expense resulting from the cancellation of certain employee stock options.

Please refer to Annex A: “Non-GAAP Financial Information—Adjusted Net Loss Attributable to BioAmber Inc. Shareholders” for more information regarding this non-GAAP financial metric.

Webcast and Conference Call Information

BioAmber will discuss these results on a live audio webcast, which will be available on the Internet to investors, members of the news media and the general public at 4:30 p.m. Eastern Time on March 14, 2016. To access the webcast of the conference call, go to the company’s website, www.bio-amber.com.   Audio of the teleconference is also available by dialing:

North American callers:  +1 (888) 390-0546

International callers: (416) 764-8688

Teleconference replays will be available through March 22, 2016:

Domestic: 1-888-390-0541

International: 416-764-8677

Passcode: 250989 #

A replay of the webcast will also be available approximately two hours after the conclusion of the live webcast on BioAmber’s website, for a period of 30 days.

About BioAmber

BioAmber (NYSE: BIOA) is a renewable materials company. Its innovative technology platform combines biotechnology and catalysis to convert renewable feedstock into building block materials that are used in a wide variety of everyday products including plastics, paints, textiles, food additives and personal care products.  For more information visit www.bio-amber.com

Forward-Looking Statements

This press release contains forward-looking statements, including statements related to the beginning of our commercial operations and the ramping-up of our sales for our Sarnia Bio-SA facility.   All statements other than statements of historical fact contained in this press release are forward-looking statements.  These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions.  Forward-

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looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond BioAmber’s control.  BioAmber’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors.  Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the events and circumstances reflected in the forward-looking statements will be achieved or occur and the timing of events and circumstances and actual results could differ materially from those projected in the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements.  All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.  For additional disclosure regarding these and other risks faced by BioAmber, see disclosures contained in BioAmber's public filings with the SEC including, the "Risk Factors" section of BioAmber's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

BioAmber Investor Contact

Mike Hartmann

Executive Vice President

BioAmber Inc.

514-844-8000 Ext. 120

mike.hartmann@bio-amber.com

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BioAmber Inc.
Consolidated Statements of Operations
(unaudited, in thousands)

	Three months ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	$	$	$	$
Revenues
Product sales	1,111	308	2,172	1,543
Total revenues	1,111	308	2,172	1,543
Cost of goods sold	1,184	2,065	2,613	6,044
Gross loss	(73)	(1,757)	(441)	(4,501)
Operating expenses
General and administrative	2,782	2,450	10,594	10,655
Research and development, net	4,718	4,005	20,286	15,156
Sales and marketing	804	679	4,002	4,482
Depreciation of property and equipment and amortization of intangible assets	792	72	1,080	260
Write-off of intangible asset	—	—	1,141	—
Foreign exchange loss	116	75	984	151
Operating expenses	9,212	7,281	38,087	30,704
	—	—
Operating loss	9,285	9,038	38,528	35,205
Amortization of deferred financing costs and debt discounts	798	74	1,079	292
Financial charges (income), net	(1,408)	(5,430)	1,589	11,789
Loss (gain) on debt extinguishment	—	622	—	171
Equity participation in losses of equity method investments	1	—	1	—
Other expense (income), net	(1)	2	(22)	(183)
Loss before income taxes	8,675	4,306	41,175	47,274
Income (recovery) taxes	(19)	23	(4)	75
Net loss	8,656	4,329	41,171	47,349
Net loss attributable to:
BioAmber Inc. shareholders	7,602	3,953	37,226	46,474
Non-controlling interest	1,054	376	3,945	875
	8,656	4,329	41,171	47,349

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BioAmber Inc.
Consolidated Balance Sheet Information
(unaudited, in thousands)
	As of December 31, 2015	As of December 31, 2014
Assets	$	$
Current assets:
Cash and cash equivalents	6,974	51,043
Accounts receivable	979	477
Inventories	1,749	1,802
Prepaid expenses and other current assets	1,143	3,770
Total current assets	10,845	57,092
Property and equipment, net	122,543	88,665
Investment in cost and equity method investment	447	35
Intangible assets including goodwill	6,977	4,957
Restricted cash	541	647
Deferred financing costs	1,735	1,044
Total assets	143,088	152,440

Liabilities
Current Liabilities:
Accounts payable and accrued liabilities	15,834	17,443
Income taxes payable	112	204
Deferred grants	3,439	2,275
Short-term portion of long term debt	10,298	2,978
Total current liabilities	29,683	22,900
Long-term debt	29,792	34,653
Warrants financial liability	12,232	14,494
Other long term liabilities	442	128
Total liabilities	72,149	72,175
Redeemable non-controlling interest	24,584	24,190
Shareholders’ Equity	46,355	56,075
Total Liabilities and Shareholders’ Equity	143,088	152,440

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BioAmber Inc.
Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Year Ended December 31,
	2015	2014
	$	$
Operating Activities
Net Loss	(41,171)	(47,349)
Adjustments to reconcile net loss to cash:
Stock-based compensation	4,791	6,949
Depreciation and amortization	1,080	260
Warrant revaluation	(2,262)	7,252
Other financial charge (income), net	515	(493)
Amortization of deferred financing costs	1,078	292
Write-off of intangible asset	1,141	—
Change in working capital	2,586	10,640
(Gain) loss on debt extinguishment	—	(50)
Other	43	45
Net cash used in operating activities	(32,199)	(22,454)

Investing Activities
Acquisition of property and equipment	(64,390)	(85,014)
Change in restricted cash	—	(678)
Investment in cost and equity method investments	(412)	675
Net cash used in investing activity	(64,802)	(85,017)

Financing Activities
Deferred financing costs	(1,144)	(1,077)
Issuance of long-term debt	21,967	33,741
Repayment of long-term debt	(16,059)	(25,000)
Government grants	7,947	10,132
Net proceeds from issuance of shares	33,280	36,251
Proceeds from issuance of shares by a subsidiary	8,897	24,609
Net cash provided by financing activities	54,888	78,656
Foreign exchange impact on cash	(1,956)	(3,870)
Decrease in cash	(44,069)	(32,685)
Cash, beginning of period	51,043	83,728
Cash, end of period	6,974	51,043

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ANNEX A: Non-GAAP Financial Information

Adjusted Net Loss Attributable to BioAmber Inc. Shareholders

BioAmber presents Adjusted Net Loss Attributable to BioAmber Inc. Shareholders as a supplemental measure of BioAmber’s performance.  Adjusted Net Loss Attributable to BioAmber Inc. Shareholders is a non-GAAP financial metric that excludes, for the quarter ended December 31, 2015, the impact of the change in fair value of the warrants issued in connection with the Company’s IPO and the Legacy Warrants issued in 2009 and 2011 that were reclassified from equity to a liability a non-cash inventory reserve expense and, for the year ended December 31, 2015, the foregoing items plus a charge for intangible and long-lived asset impairment.  This non-GAAP financial metric also excludes, for the quarter ended December 31, 2014, the impact of the change in fair value of the warrants issued in connection with the Company’s IPO and the Legacy Warrants, the non-cash inventory reserve expense, the non-cash gain resulting from debt extinguishment and, for the year ended December 31, 2014, the foregoing items plus an additional charge for cancellation of stock options.   The above items are excluded from BioAmber’s Adjusted Net Loss Attributable to BioAmber Inc. Shareholders because these items are non-cash in nature, or because the amount and timing of these items are either unpredictable or not driven by current operating results and renders comparisons with prior periods and competitors less meaningful.  BioAmber believes Adjusted Net Loss Attributable to BioAmber Inc. Shareholders is a useful measure for analysts and investors to evaluate BioAmber’s future ongoing performance as this measure allows for a more meaningful comparison of BioAmber’s projected cash earnings and performance with its historical results from prior periods and to the results of its competitors.  Adjusted Net Loss Attributable to BioAmber Inc. Shareholders corresponds more closely to the cash operating income generated from BioAmber’s business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of BioAmber’s business.

Adjusted Net Loss Attributable to BioAmber Inc. Shareholders has certain limitations in that it does not take into account the impact of certain expenses to BioAmber’s consolidated statements of operations.  In evaluating Adjusted Net Loss Attributable to BioAmber Inc. Shareholders, you should be aware that in the future BioAmber may incur expenses similar to the adjustments in this presentation. BioAmber’s presentation of Adjusted Net Loss Attributable to BioAmber Inc. Shareholders should not be construed as an inference that BioAmber’s future results will be unaffected by unusual or non-recurring items. Adjusted Net Loss Attributable to BioAmber Inc. Shareholders is not a measurement of BioAmber’s financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP.

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BioAmber Inc.
Non-GAAP Financial Information
(unaudited, in thousands, except for share data)
	Three months ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

Net loss attributable to BioAmber Inc. Shareholders	7,602	3,953	37,226	46,474
Deduct:
Warrants Revaluation	(2,787)	(7,603)	(2,262)	7,252
Write-off of intangible asset	—	—	1,141	—
Gain on extinguishment of debt	—	622	—	171
Inventory Reserve	—	556	300	2,454
Additional charge for cancellation of stock options	—	—	—	1,853
Adjusted Net Loss attributable to BioAmber Inc. shareholders	10,389	10,378	38,047	34,744

Adjusted net loss per share attributable to
BioAmber Inc. shareholders - basic	0.40	0.48	1.55	1.74

Weighted-average of common shares
outstanding- basic	25,980	21,828	24,500	20,016

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